FOR IMMEDIATE RELEASE
                                                                          CONTACT: Elise Eberwein
                                                                                     720-374-4501
                                                                 E-mail: CorpComm@FlyFrontier.com

                   Frontier Airlines Reports Fiscal Year 2003 Results

DENVER (May 22, 2003) - Frontier Airlines (Nasdaq: FRNT) today announced a net loss of $22.8 million, or $0.77 per common share, for its fiscal year ended March 31, 2003. This compares to net income of $16.5 million, or $0.56 per diluted common share from the previous fiscal year. The
Company's fiscal year net loss included a $2.0 million after-tax credit for the cumulative effect of a change in accounting for major aircraft overhauls from the accrual method to the expense as incurred method. The loss before the cumulative effect of the change in accounting was $24.9 million, or $0.84 per common share.

For the airline's fiscal fourth quarter ended March 31, 2003, the airline reported a net loss of
$13.0 million, or $0.44 per common share, compared to net income of $623,000, or $0.02 per diluted common share, for the same period last year. The results of the fiscal fourth quarter 2003 include
$0.08 per share (after tax) of losses associated with unrealized losses on financial derivatives, a write-down of Boeing spare parts inventory and the impact of reduced revenue sharing credits associated with Denver International Airport's anticipated reserve for United Airlines' bad debt.

Chief Executive Officer's Comments
"Reporting our first annual loss in five years is a disappointment and reflects many of the challenges faced by our industry during the past year, including a weakened economy and, in this latest quarter, the recent unrest in the Middle East that culminated in the Iraq war. In addition, our fiscal year 2003 loss was exacerbated by the severe winter blizzard in March 2003 that shut down the Denver metro area for two days," said Frontier President and Chief Executive Officer Jeff
Potter. "However, we believe we are doing all of the right things to continue to build upon our cost reduction accomplishments, maximize revenue and improve our liquidity. During the past year we realized year over year unit cost reductions of 10.8 percent, posting what we believe are some of the greatest cost management improvements among our peers. With the recent simplified fare structure implemented during February 2003, and launch of our new branding campaign, 'A Whole
Different Animal,' we believe customer response will be favorable."

Fourth Quarter Operating and Financial Highlights
The airline's total revenues during its fiscal fourth quarter 2003 increased 4.7 percent to $118.5 million from $113.2 million in the fourth quarter of the prior year. The airline's capacity, as measured by available seat miles (ASMs), increased 26.5 percent during its fiscal fourth quarter
2003, while its traffic, as measured by revenue passenger miles (RPMs), increased 26.8 percent compared to fiscal fourth quarter 2002. This resulted in a load factor of 58.4 percent, an increase of 0.2 load factor points from fiscal fourth quarter 2002. During fiscal fourth quarter 2003, the airline's break-even load factor increased 12.7 load factor points to 67.8 percent. The airline's average fare during its fiscal fourth quarter 2003 decreased 15.6 percent to $108 from $128 for the fiscal fourth quarter 2002. Revenue per passenger mile (yield) for fiscal fourth quarter 2003 decreased 17.3 percent to 12.76 cents from 15.43 cents for fiscal fourth quarter 2002. The airline's passenger revenue per available seat mile (RASM) for fiscal fourth quarter 2003 decreased 17.1 percent to 7.45 cents from 8.99 cents for fiscal fourth quarter 2002.

Cost per available seat mile (CASM) for fiscal fourth quarter 2003 increased 1.0 percent to 8.75 cents from 8.66 cents for fiscal fourth quarter 2002. CASM excluding the airline's fuel costs decreased 4.8 percent to 7.14 cents, compared to 7.50 cents for fiscal fourth quarter 2002. During the fiscal fourth quarter 2003, the airline paid 44.2 percent more per gallon for fuel as compared to the same period last year, as the average cost per gallon of fuel during the fiscal fourth quarter was $1.11. The airline's fiscal fourth quarter 2003 CASM was adversely affected by an estimated 0.39 cents as a result of the write-down of Boeing spare parts inventory and the impact of reduced revenue sharing credits associated with Denver International Airport's anticipated reserve for
United Airlines' bad debt. The airline's year over year CASM reduction (excluding fuel) was achieved principally by continued efficiencies of the airline's Airbus fleet that increased from six aircraft at the end of fiscal year 2002 to 17 aircraft as of March 31, 2003. Utilization for fiscal fourth quarter 2003 averaged 9.7 hours, an increase of 2.0 percent from fiscal fourth quarter 2002.

Year End Operating and Financial Highlights
The airline's total revenues during its fiscal year 2003 increased 5.6 percent to $470.0 million from $445.1 million for the prior year. The airline's capacity, as measured by ASMs, increased 30.9 percent during fiscal year 2003, while its traffic, as measured by RPMs, increased 30.6 percent.
This resulted in a load factor of 59.9 percent, a decrease of 0.1 points from fiscal year 2002.
During fiscal year 2003, the airline's break-even load factor increased 7.1 points to 64.7 percent.
The airline's average fare during its fiscal year 2003 decreased 17.4 percent to $109 from $132 from the prior year. The airline's RASM for fiscal year 2003 decreased 19.4 percent to 7.63 cents from 9.47 cents for fiscal year 2002.

CASM for the fiscal year 2003 decreased 10.8 percent to 8.32 cents from 9.33 cents for fiscal year
2002. CASM excluding the airline's fuel costs decreased 13.8 percent to 6.90 cents during fiscal year 2003, compared to 8.00 cents during fiscal year 2002. During fiscal year 2003, the average cost per gallon of fuel was $0.96, a 10.3 percent increase from last year. Utilization for fiscal year 2003 averaged 9.8 hours, an increase of 7.7 percent from fiscal year 2002.

Fleet Update
At the end of fiscal year 2003, the airline's fleet consisted of 17 Airbus A319 aircraft, 16 Boeing
737-300s and three Boeing 737-200s. Frontier has firm orders to take delivery of 11 additional
Airbus A319 and A318 aircraft during fiscal year 2004, and return nine Boeing aircraft to their lessors. This will result in two net additional aircraft to Frontier's fleet by the end of its fiscal year 2004, bringing its total fleet to 38 aircraft, including 24 Airbus A319 aircraft, four Airbus A318 aircraft and 10 Boeing 737-300 aircraft.

The Company also announced it has extended its codeshare agreement with Mesa Air Group, Inc., operating as Frontier JetExpress, through Aug. 31, 2003.

Potter said, "We believe a regional jet operation is an important component to our business model, and we continue to discuss our long-term options with Mesa, as well as explore revenue opportunities with other regional jet operators."

Liquidity and Derivative Transactions
Cash, cash equivalents and short-term investments on March 31, 2003 were approximately $104.9 million, compared to $89.6 million at March 31, 2002. The airline reported working capital of
$60.8 million as of March 31, 2003, compared to working capital of $41.3 million on March 31, 2002.

Frontier's Chief Financial Officer Paul Tate noted, "Our available cash significantly increased during our fiscal fourth quarter 2003 with the closing of the Air Transportation Stabilization
Board federal loan guarantee of a $70 million commercial loan facility combined with an assignment of our March 2003 Airbus A319 delivery. These transactions netted $68.2 million and $7.1 million of additional cash, respectively."

Addressing the Company's derivative transactions, Tate said, "Since initiating a fuel hedging program in late November 2002, we have reduced fuel expenses in fiscal year 2003 by over $725,000, on a pre-tax basis. As of the end of our fiscal year 2003, we have remaining derivative fuel hedging contracts covering approximately 30 percent of our jet fuel requirements through May 2003 at an average price of $0.77 cents per gallon; 20 percent for June 2003 at $0.80 cents per gallon; 20 percent for July through November 2003 at $0.74 cents per gallon and 15 percent for December 2003 at $0.72 cents per gallon.

The Company accounts for the derivative contracts entered into as trading contracts under FAS133, and therefore records any settlements received or paid as an adjustment to the cost of fuel.
Changes in the fair value of the contracts attributable to changes in future prices are recorded as nonoperating income. As a result, the fiscal fourth quarter 2003 results include an unrealized derivative loss of $537,261 recorded in nonoperating income. There were no fuel hedges in effect during the fiscal fourth quarter 2002.

In March 2003, the Company entered into an interest rate swap, effective April 1, 2003, that will effectively fix the interest rate on the amortizing portion of the ATSB loan (principal loan balance of $27 million) through June 2007. The $33 million balloon due June 30, 2007 remains at a three-month floating LIBOR rate. The increase in the interest rate on the amortizing portion of the loan over the float rate on the day the derivative contract became effective was 116 basis points.

Business Developments
o        Unveiled a simplified domestic pricing structure, reducing business and leisure fares and capping fares at $499 one-way;
o        Completed installation of DIRECTV equipment in all Airbus aircraft;
o        Increased membership in the airline's frequent flyer program EarlyReturns 93 percent from approximately 276,000 on March 31, 2002 to approximately 533,000 as of March 31, 2003;
o        Increased the number of corporate and business accounts 38 percent from approximately 8,400 on March 31, 2002 to approximately 11,600 on March 31, 2003;
o        Increased passenger connection opportunities 37 percent to 11.5 over the same period last year, when the airline's passenger connection opportunities were 8.4;
o        Increased the percentage of flown revenue generated from WWW.FRONTIERAIRLINES.COM from
         23 percent during March 2002 to 31 percent during March 2003;
o        Increased the amount of e-tickets as a percentage of total revenue to approximately 87 percent for the year ended March 31, 2003, up from 83 percent for the year ended March 31, 2002;
o        For the fourth consecutive year, received the Federal Aviation Administration's Diamond
         Award, which recognizes the airline's maintenance and engineering department for its advanced maintenance education and training efforts.

The airline will host a conference call to discuss its quarterly earnings on May 23, 2003 at 9:00
a.m. MDT. The call is available via the World Wide Web on the airline's Web site at WWW.FRONTIERAIRLINES.COM.
A replay of the conference call, including the question and answer session, will be available at
HTTP://WWW.FRONTIERAIRLINES.COM/ABOUT/INVESTOR.ASP for 12 months.

About Frontier Airlines
Denver-based Frontier Airlines employs approximately 3,100 aviation professionals and is the second largest jet service carrier at Denver International Airport. Frontier and its regional jet partner Frontier JetExpress offer service to 38 cities. Frontier's fleet consists of 36 aircraft, which feature a single-class configuration. In 2002, for the fourth consecutive year, Frontier's maintenance and engineering department has received the Federal Aviation Administration's highest award, the Diamond Certificate of Excellence. This award signifies 100 percent of the airline's maintenance and engineering employees have completed advanced aircraft maintenance training programs.
In April 2002, Entrepreneur ranked Frontier one of two "Best Low-Fare Airlines." Frontier provides capacity information and other corporate information on its Web site, which may be viewed at
WWW.FRONTIERAIRLINES.COM.

Legal Notice Regarding Forward-Looking Statements
Frontier notes that this press release  contains  forward-looking  statements and that certain information  contained in this press release involves risks and  uncertainties  that could result in actual results  differing  materially from expected  results.  These statements  include,  but are not limited to, discussions pertaining to Frontier's future revenue and liquidity, continuing cost management, simplified fare structure, new branding campaign, expanding Frontier's service into new markets, its conversion to an all Airbus  fleet,  and  obtaining a long-term  agreement with a regional jet operator.  Forward-looking  statements  represent the Company's expectations and beliefs concerning future events, based on information available to the Company as of the date of this press release.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with  accuracy and some of which might not even be anticipated.
Some of the factors that could  significantly impact the forward-looking statements in this press release include,  but are not limited to: terrorist  attacks or other incidents that could cause the public to question the safety and/or efficiency of air travel; operational disruptions, including weather; industry consolidation;  the impact of labor issues;  enhanced security requirements;  changes in the government's policy regarding relief to the airline  industry;
the stability of the U.S. economy; the economic environment of the airline industry;  the timing of, and expense  associated with,  expansion and  modification of our operations in accordance with our business  strategy or in response to competitive  pressures or other factors;  increased federal scrutiny of low-fare carriers  generally that may increase our operating costs or otherwise adversely affect us; actions of competing airlines, such as increasing capacity and pricing actions of United Airlines and other competitors; the availability of suitable aircraft, which may affect our ability to achieve operating economies and implement our business strategy; the unavailability of, or inability to secure upon acceptable terms,  financing  necessary to purchase  aircraft that we have ordered; issues relating to our transition to an Airbus aircraft fleet; uncertainties regarding aviation fuel prices;  and actions of the U.S. and local government and regulatory agencies.  The Company  undertakes no obligation to publicly  update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.
Additional  information  regarding  these and other  factors may be  contained in the  Company's
SEC filings, including without limitation, the Company's 10-K for its fiscal year ended March 31,
2002; the Company's Form 10-Q for the quarter ended Dec. 31, 2002; the Company's Form 8-K filed
May 7, 2002 and the Company's Form 8-K filed January 22, 2002, as amended by the Company's Form
8-K/A filed July 11, 2002.

                                                    -Financial Tables To Follow-

                                                      FRONTIER AIRLINES, INC.
                                                    SELECTED BALANCE SHEET DATA
                                                           (In Thousands)
                                                            (unaudited)

                                                             March 31,
                                                       2003              2002
Balance Sheet Data:
Cash, cash equivalents and
  short-term investments                            $ 104,880          $ 89,555
Current assets                                        190,838           193,393
Total assets                                          587,844           413,685
Current liabilities                                   130,047           152,064
Long-term debt, excluding current portion             261,739            66,832
Total liabilities                                     428,877           244,552
Stockholders' equity                                  158,967           169,133
Working capital                                      $ 60,791          $ 41,329

                                                   Frontier Airlines, Inc.
                                                   Statement of Operations
                                                         (unaudited)

                                      Three Months Ended            Twelve Months Ended
                                    March 31,      March 31,      March 31,       March 31,
                                      2003           2002           2003            2002

Revenues:
    Passenger                   $ 460,187,753  $ 110,853,244   $460,187,753   $ 435,945,581
    Cargo                           5,557,153      1,816,698      5,557,153       6,623,665
    Other                           4,191,009        525,359      4,191,009       2,505,479
       Total revenues             469,935,915    113,195,301    469,935,915     445,074,725

Operating expenses:
    Flight operations             155,913,606     35,073,981    155,913,606     129,814,429
    Aircuraft fuel expense         85,896,535     14,270,962     85,896,535      61,226,385
    Aircraft and traffic
         servicing                 86,447,925     17,908,724     86,447,925      70,201,825
    Maintenance                    75,559,243     14,543,211     75,559,243      70,227,020
    Promotion and sales            53,031,888     14,021,610     53,031,888      59,458,779
    General and administrative     26,060,812      7,574,929     26,060,812      26,173,864
    Depreciation and amortization  17,649,815      3,399,592     17,649,815      11,586,703

       Total operating expenses  500,559,824    106,793,009    500,559,824     428,689,005

       Operating income (loss)    (30,623,909)     6,402,292    (30,623,909)     16,385,720

Nonoperating income (expense):
    Interest income                 1,882,691        914,805      1,882,691       4,388,249
    Interest expense               (8,041,412)    (1,264,621)    (8,041,412)     (3,382,695)
    Stabilization act compensation      -            135,048          -          12,703,007
    Early extinquishment of debt   (1,774,311)          -        (1,774,311)          -
    Aircraft lease termination          -         (4,913,650)         -          (4,913,650)
    Unrealized derivative losses     (299,328)          -          (299,328)          -
    Other, net                       (652,897)       (80,493)      (652,897)       (348,329)

       Total nonoperating income
           (expense)               (8,885,257)    (5,208,911)    (8,885,257)      8,446,582

Income (loss) before income tax expense (benefit)
    and cumulative effect of change in method of
    accounting for maintenance    (39,509,166)     1,193,381    (39,509,166)     24,832,302

Income tax expense (benefit)      (14,655,366)       570,194    (14,655,366)      8,282,312

Income (loss) before cumulative
    effect of change in accounting
    principle                    $(24,853,800)     $ 623,187   $(24,853,800)   $ 16,549,990

Cumulative effect of change in method of
  accounting for maintenance            -               -         2,010,672           -

Net income (loss)                 (24,853,800)     $ 623,187   $(22,843,128)   $ 16,549,990
                                ============== ============== ==============  ==============

(continued)

                                                   Frontier Airlines, Inc.
                                                Statement of Operations (continued)
                                                            (unaudited)

                                      Three Months Ended            Twelve Months Ended
                                   March 31,      March 31,      March 31,       March 31,
                                     2003           2002           2003            2002

Earnings (loss) per share:
  Basic:
    Income before cumulative
       effect of change in
       accounting principle       $ (0.44)        $ 0.02        $ (0.84)         $ 0.58
    Cumulative effect of
       change in accounting
       principle                      -              -             0.07             -

    Net earnings (loss)    $ (0.44)        $ 0.02        $ (0.77)         $ 0.58
                               ============== ============== ==============  ==============

  Diluted:
    Income before cumulative
       effect of change in
       accounting principle       $ (0.44)        $ 0.02        $ (0.84)         $ 0.56
    Cumulative effect of
       change in accounting
       principle                      -              -             0.07             -

    Net earnings (loss            $ (0.44)        $ 0.02        $ (0.77)         $ 0.56
                               ============== ============== ==============  ==============

Weighted average shares of
  common stock outstanding
            Basic                 29,663,717     29,227,557     29,619,742      28,603,861
                               ============== ============== ==============  ==============
            Diluted               29,663,717     30,397,199     29,619,742      29,515,150
                               ============== ============== ==============  ==============

                                                      Frontier Airlines, Inc.
                                                  Comparative Operating Statistics
                                                             (unaudited)
                                            Three Months Ended            Twelve Months Ended
                                         March 31,      March 31,      March 31,       March 31,
                                           2003           2002           2003            2002

Passenger revenue (000s)                $ 116,434      $ 110,853      $ 460,188       $ 435,946
Revenue passengers carried (000s)           1,011            797          3,926           3,069
Revenue passenger miles (RPMs) (000s)     910,331        718,077      3,599,553       2,756,965
Available seat miles (ASMs) (000s)      1,559,345      1,233,053      6,013,261       4,592,298
Passenger load factor                       58.4%          58.2%          59.9%           60.0%
Break-even load factor (1)                  67.8%          55.1%          64.7%           57.6%
Block hours                                31,271         25,210        120,297          92,418
Fuel price per gallon                      $ 1.11         $ 0.77         $ 0.96          $ 0.87
Departures                                 13,792         11,290         53,081          41,736
Average seats per departure                   133            132            132             132
Average stage length                          850            827            858             834
Average length of haul                        900            901            917             898
Average daily block hour utilization          9.7            9.5            9.8             9.1
Yield per RPM (cents)                       12.76          15.43          12.74           15.78
Total yield per RPM (cents)                 13.02          15.76          13.06           16.14
Yield per ASM (cents)                        7.45           8.99           7.63            9.47
Total yield per ASM (cents)                  7.60           9.18           7.81            9.69
Expense per ASM (cents)                      8.75           8.66           8.32            9.33
Expense per ASM excluding fuel (cents)       7.14           7.50           6.90            8.00
Passenger revenue per block hour          $ 3,723        $ 4,397        $ 3,825         $ 4,717
Average fare                                $ 108          $ 128          $ 109           $ 132
Average aircraft in service                  35.8           29.4           33.8            27.8
Aircraft in service at end of period         36.0           30.0           36.0            30.0
Average age of aircraft at end of period      7.4           10.6            7.4            10.6

(1) The cost  associated  with the early  extinguishment  of debt totaling  $1,774,000  has been excluded from the  break-even  load factor  calculation  for the year ended March 31, 2003. The write-down of the carrying  values of the Boeing aircraft parts totaling $2,478,000  has been excluded from the  calculation  of the  break-even  load factor for the quarter and year ended
March 31, 2003. The write-down of the carrying  values of the Boeing  aircraft parts  totaling
$1,512,000  during the year ended March 31, 2002 has been excluded from the  calculation  of the break-even  load factor.  The  Stabilization  Act  compensation  totaling  $135,000 and $12,703,000 for the quarter and the year ended March 31,  2002, respectively, has been excluded from the calculation  of the break-even load factor.